Exhibit 99.2                     - 42 -




                     NORTH EUROPEAN OIL ROYALTY TRUST

                 CALCULATION OF COST DEPLETION PERCENTAGE

                            For 1996 Tax Year

















































RALPH E. DAVIS ASSOCIATES, INC.
HOUSTON, TEXAS                                                 DECEMBER, 1996

                                 - 43 -


                      Ralph E. Davis Associates, Inc.

                  Consultants - Petroleum and Natural Gas
                      3555 Timmons Lane - Suite 1105
                           Houston, Texas 77027
                              (713) 622-8955













                                                        December 18, 1996




The Trustees of
North European Oil Royalty Trust
P. O. Box 456
Red Bank, New Jersey 07701


Gentlemen:

          In accordance with your request, we have prepared a report of the estimated remaining proved producing reserves attributable to the overriding royalty interest of North European Oil Royalty Trust (the "Trust" or "NEORT") in the Northwest German Basin of the Federal Republic of Germany as of September 30, 1996 (the "Reserve Report"). The Reserve Report forms the basis on which this report, the Calculation of the Cost Depletion Percentage for the 1996 Calendar Year (the "Cost Depletion Report"), is made. As detailed in Attachment A, the total cost depletion percentage to be taken for the twelve month period ending December 31, 1996 is 7.891 percent.


          In the annual reserve reports prepared for the Trust prior to 1992, reserve estimates were presented for the Trust's interests in fields located in the Alpine Foreland Area of Bavaria and other non-Oldenburg areas. Reserves and net sales for these areas were used in the calculation of cost depletion in those prior years. Reports since 1992 do not include such estimates. The Trust continues to receive royalty payments from these interests. However, these royalties represent less than two (2) percent of the Trust's total royalties and the expenses involved in the determination of reserve estimates for these interests are not warranted by the royalties received. The exclusion of these reserves does not have a material efffect on the calculation of the cost depletion percentage.





                                 - 44 -


          The Trust's estimated remaining net proved producing reserves as of October 1, 1996 and net sales for the twelve month period ending September 30, 1996 are as follows:

                                           Reserves            Sales
                                           --------            -----

          Oil, Barrels                      89,141             9,348

          Associated Gas, MMcf                  62                 8

          Non-Associated Gas, MMcf          40,644             3,450

          Sulfur, Short Tons                45,311**           4,268**


          (MMcf = million cubic feet @ 14.7 psia and 60 degrees Fahrenheit)

          ** Note: At current price levels no royalties are being paid under the Mobil sulfur royalty.


                 Computation of Total Cost Depletion Percentage
                 ----------------------------------------------

          The categories of reserves considered in the computation of total cost depletion percentage are oil, associated gas and non-associated gas. Sulfur is a by-product of the gas production and is not considered in the cost depletion calculation. For each category of reserves, a cost base for the Trust was established as of January 1, 1976. This cost base is adjusted (reduced) each year by an amount of depletion that is calculated by multiplying the remaining cost base at the beginning of the current year by a unit cost depletion factor. The unit cost depletion factor is the ratio of the net sales during the current year to the adjusted net proved producing reserves at the beginning of the current year.


          Significant items in the cost depletion percentage calculation that appear on Attachment A as specific item numbers ( ) and their sources are as follows:

          The cost base as of 1-1-95 (2) and the depletion taken during 1995
(3) were obtained from the previous year's report.  The cost base as of 1-1-96
(4) forms the initial starting point for the calculation of the cost depletion percentage for the 1996 tax year. The cost base for 1-1-96 (4) then is
(2) - (3).











                                 - 2 -

                                 - 45 -


          The adjusted net proved producing reserves as of 10-1-95 (8) is obtained by adding the net sales (7) to the estimated remaining net proved producing reserves as of 10-1-96 (6). Therefore (8) = (6) + (7).


          The unit cost depletion factor (10) is obtained by dividing the net sales (7) by the adjusted net proved producing reserves as of 10-1-95 (8). Therefore (10) = (7) / (8).


          The cost depletion to be taken for each category of reserves (11) that is used to reduce the original cost base each year then is the product of the unit cost depletion factor (10) multiplied by the cost base as of 1-1-96
(4).  Therefore (11) = (4) x (10).


          The total NEORT or Trust cost depletion percentage (12) then is the sum of the cost depletion to be taken for each category Sum (11) divided by the sum of the cost base as of 1-1-96 for each category Sum (4). Therefore
(12) = Sum (11) / Sum (4).


          The Trust's total cost depletion percentage represents the allowable cost depletion for the current tax year, expressed as a percentage of the cost base at the beginning of the tax year.


                                          Sincerely yours,

                                          RALPH E. DAVIS ASSOCIATES, INC.

                                          /S/ Larry A. Barnett, P. E.
                                          -------------------------------
                                              Larry A. Barnett, P. E.
                                              Senior Vice-President

LAB:sw




















                                 - 3 -

                                 - 46 -


                              ATTACHMENT A

                     NORTH EUROPEAN OIL ROYALTY TRUST
                 COMPUTATION OF COST DEPLETION PERCENTAGE

                   For the Year Ending December 31, 1996

                                                 OLDENBURG
                                     -----------------------------------------
1. Product                                         Associated      Non-Assoc.
                                          Oil         Gas             Gas
                                        Barrels       MMCF            MMCF
                                       --------    ----------      ----------
NEORT COST BASE ALLOCATION  (%)
-------------------------------

2. Cost base as of 1-1-95               0.66294     0.05698         18.68911

3. Less depletion taken during 1995     0.06654     0.00651          1.74032

4. Cost base as of 1-1-96               0.59640     0.05047         16.94879


NEORT NET RESERVES  (Barrels of Oil and Million Cubic Feet)
-----------------------------------------------------------

5. Estimated remaining net proved
    producing reserves as of 10-1-95     82,687          62          39,910

6. Estimated remaining net proved
    producing reserves as of 10-1-96     89,141          62          40,644

7. Net sales from 10-1-95 to 9-30-96      9,348           8           3,450

8. Adjusted net proved producing
    reserves as of 10-1-95               98,489          70          44,094

9. Adjustments to reserves during period 15,802           8           4,184


COST DEPLETION CALCULATION  (%)
-------------------------------

10. Unit cost depletion factor          0.09491     0.11429          0.07824

11. 1996 cost depletion to be taken     0.05661     0.00577          1.32611


12. Total NEORT cost depletion percentage = 7.891 Percent of 1-1-96 cost base

Footnotes:

Line (2) from 1995 depletion computations    Line (8) = Line (6) + Line (7)
Line (3) from 1995 depletion computations    Line (9) = Line (8) - Line (5)
Line (4) = Line (2) - Line (3)               Line (10) = Line (7) / Line (8)
Line (5) from reserves review as of 10-1-95 Line (11) = Line (10) x Line (4) Line (6) from reserves review as of 10-1-96 Line (12) = Sum (11) / Sum (4) Line (7) from OEG and MOBIL statements